UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2015

ICONIX BRAND GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-10593	11-2481903
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1450 Broadway, New York, New York	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 730-0030

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On February 2, 2015, Iconix Brand Group, Inc. and certain of its subsidiaries (the “Company” or “Iconix”) entered into an agreement with American Greetings Corporation and its wholly-owned subsidiary, Those Characters From Cleveland, Inc. (collectively, “AG”), providing for the purchase of AG’s Strawberry Shortcake brand and related intangible assets. Iconix will pay $105.0 million in cash at closing and will assume all ordinary course contracts and related ordinary course obligations arising after the closing attendant to the Strawberry Shortcake property. The acquisition is expected to close within the next 30 to 45 days, subject to the satisfaction of customary closing conditions and consents.

On February 2, 2015, Iconix, through its newly-formed subsidiary, US Pony Holdings, LLC, acquired the North American rights to the Pony brand. These rights include the rights in the US obtained from Pony, Inc. and Pony International, LLC (collectively, “US Pony Seller”), and the rights in Mexico and Canada obtained from Super Jumbo Holdings Limited (“Non-US Pony Seller” and, together with US Pony Seller, the “Pony Sellers”). The purchase price was $37.0 million. US Pony Holdings, LLC is owned 75% by Iconix and 25% by its partner Anthony L&S Athletics, LLC. Additionally, Iconix received an option to purchase, until February 28, 2015, from the Pony Sellers and their affiliates certain intellectual property-related assets and trademarks related to the Pony brand in Europe, the Middle East, Africa and Latin America.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICONIX BRAND GROUP, INC. (Registrant)

By:	/s/ Jeff Lupinacci
Name:	Jeff Lupinacci
Title:	Executive Vice President and Chief Financial Officer

Date: February 6, 2015